EX-28.e.1.a

Schedule A

Underwriting Agreement

between Nationwide Mutual Funds and

Nationwide Fund Distributors LLC

Amended February 25, 2011*

Name of Fund
Nationwide Fund	Nationwide Investor Destinations Moderately Conservative Fund
Nationwide Growth Fund	Nationwide Investor Destinations Conservative Fund
Nationwide Bond Fund	Nationwide Destination 2010 Fund
Nationwide Government Bond Fund	Nationwide Destination 2015 Fund
Nationwide Money Market Fund	Nationwide Destination 2020 Fund
Nationwide Large Cap Value Fund	Nationwide Destination 2025 Fund
Nationwide Short Duration Bond Fund	Nationwide Destination 2030 Fund
Nationwide Enhanced Income Fund	Nationwide Destination 2035 Fund
Nationwide S&P 500 Index Fund	Nationwide Destination 2040 Fund
Nationwide Small Cap Index Fund	Nationwide Destination 2045 Fund
Nationwide Mid Cap Market Index Fund	Nationwide Destination 2050 Fund
Nationwide International Index Fund	Nationwide Destination 2055 Fund
Nationwide Bond Index Fund	Nationwide Retirement Income Fund
Nationwide Investor Destinations Aggressive Fund	Nationwide U.S. Small Cap Value Fund
Nationwide Investor Destinations Moderately Aggressive Fund	Nationwide International Value Fund
Nationwide Investor Destinations Moderate Fund	Nationwide Alternatives Allocation Fund

*	As approved at the December 14, 2010 Board Meeting.

IN WITNESS WHEREOF, the parties have executed this Amended Schedule A on the day and year first written above

NATIONWIDE MUTUAL FUNDS

By: /s/ Allan J. Oster

Name: Allan J. Oster

Title: Assistant Secretary

NATIONWIDE FUND DISTRIBUTORS LLC

By: /s/ Lee T. Cummings

Name: Lee T. Cummings

Title: Senior Vice President